CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
East India Company Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated May 23, 2006, except for the second paragraph of Note 5, as to which the date is June 8, 2006 and the third paragraph of Note 5, as to which the date is May 31, 2006, on the financial statements of East India Company Acquisition Corp. as of April 30, 2006 and for the period from March 31, 2006 (date of inception) to April 30, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 13, 2006